UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2011
MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210

(State or other jurisdiction of incorporation or organization)	(Commission IRS File Number)	(Employer Identification Number)
4829 Galaxy Parkway, Suite S, Cleveland, OH 44128
(Address of principal executive officers) (Zip Code)
Registrant’s telephone number, including area code: (216) 359-9000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
On March 14, 2011, the Company received a notice of termination from KFC Corporation (“KFCC” or “KFC”) terminating the Company’s franchise agreements for the following Company operated KFC restaurants: New Kensington, PA; Youngstown, OH; Warren, OH; Rochester, PA; Natrona Heights, PA; Aliquippa, PA; New Stanton, PA; Waynesburg, PA; Ashtabula, OH; and Conneaut Lake, PA for failure to comply with KFCC’s image enhancement obligations.
The notice of termination letter asserts that the Company has not met its obligations under the Pre-Negotiation Agreement entered into on or about November 8, 2010 and states that the forbearance period set forth in the Pre-Negotiation Agreement has ended and that KFCC has elected to exercise its right to terminate the franchise agreements for the above-referenced locations pursuant to the franchise agreements. As a result of the terminations, KFCC informed the Company that by March 20, 2011 the Company must, in summary (i) immediately cease operations and doing business at those locations under the KFC name or trademarks, (ii) discontinue the use of KFC’s service marks, trademarks, and trade names, (iii) cease making or using of any trade secrets, trademarks or information imparted by KFCC (and not disclose such information to others), (iv) return all confidential material and operating manuals, etc. to KFCC, (v) renovate or refurbish the outlets sufficiently to eliminate any impression that the outlet is connected with KFCC in any manner, and (vi) remove the red and white KFC striping of the outlets.
As previously disclosed on a Form 8-K filed with the SEC on November 10, 2010, the Company and KFCC entered into a Pre-Negotiation Agreement outlining the conditions of reaching a final agreement related to the Company’s required image enhancement obligations. Under the Pre-Negotiation Agreement KFCC agreed to forbear from terminating its franchise agreements with the Company until January 31, 2011 as long as the Company was in compliance with certain forbearance conditions, which include, among others, that (i) the Company is paid up on amounts owing under the franchise agreements, (ii) the Company is not in default of its obligations under the franchise agreements (other than the image enhancement obligations), and (iii) the Company submits to KFCC a written proposal within 30 days detailing how the Company will obtain the necessary funds to enable it to comply with the Company’s image enhancement obligations. On November 1, 2010 in a Form 8-K filed with the SEC the Company had also previously disclosed the receipt of notice of defaults on the ten Company restaurants which are the subject of the termination notices. The notices of default stated that unless the Company corrects the defaults by November 7, 2010 that KFC would exercise its right to terminate the franchise agreements. The agreements were not terminated at that time instead KFCC and the Company entered into the Pre-Negotiation Agreement described above.
The Company submitted a written proposal to KFCC on January 21, 2011 outlining the details of the Company’s image enhancement schedule and commitment of the Company’s resources, including current cash flow and proceeds from financing activities, to the completion of the schedule and has been in active dialog with KFCC regarding the Company’s commitment to obtain the financing necessary to complete the required image enhancements. As part of the

Company’s efforts to obtain the necessary financings on November 23, 2010, the Company engaged Brookwood Associates, a financial advisory firm that provides investment banking services for middle-market clients. Since Brookwood’s founding in 1989, it has executed a broad range of complex mergers and acquisitions, financings, restructurings and advisory assignments.
As a result of the franchise terminations described above the Company has notified the effected lenders of the termination and is in active discussions with the lenders on refinancing certain of the Company’s outstanding debt. The franchise terminations constitute an event of default under the debt covering nine of the ten effected locations and therefore the lenders have the right to accelerate the debt obligations. There can be no assurance that the Company (i) will be successful in renegotiating the Company’s debt obligations on the affected restaurants, (ii) will be able to reach an agreement with KFCC regarding image enhancements that would extend the time periods for completion of the required image enhancements which would rescind the terminations of the franchise agreements for the affected restaurants, or (iii) will complete the restructuring or that the restructuring will create the ability for the Company to complete a satisfactory number of image enhancements.
The termination of the franchise agreements described will have a material adverse effect on the Company’s financial condition and results of operations. At this time, however, it is unclear, what, if any, action the Company’s landlords and lenders may take under cross default provisions of the Company’s agreements. Any negative actions would further impede the Company’s ability to satisfy its obligations and continue operations.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.
Dated: March 16, 2011	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President, Chief Financial Officer & Secretary